Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8, expected to be filed with the Securities and Exchange Commission on or about December 8, 2000, for the registration of the Matrix Bancorp, Inc.'s Executive Deferred Compensation Plan, and to the incorporation by reference therein of our report dated March 20, 2000, with respect to the consolidated financial statements of Matrix Bancorp, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 1999 filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


Phoenix, Arizona
December 8, 2000